Exhibit 10.116.1

{Southwall Logo] - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - CORPORATE HEADQUARTERS

3975 East Bayshore Road

Palo Alto, California 94303

Phone 650.962.9115 x1279

Fax 650.967.0182

swestra@southwall.com

August 28, 2003

Mr. Andrew Kwan

Director

Globamatrix Holdings Pte. Ltd.

PSB Science Park Annex

3 Science Park Drive #02-16

Singapore 118223

Singapore

Dear Andrew,

With this letter, I want to summarize our meetings in Singapore during the week of August 18th that covered the proposed changes to the existing Distribution Agreement, dated January 1, 2002.

In consideration of several factors that have made, and are expected to continue to make an impact on our business in 2003 and that are beyond the control of GMX and Southwall (Force Majeure), we have agreed to the following:

  The minimum, net Purchase Order quantity for 2003 will be adjusted to $7.6MM
  The quarterly breakdown will be as follows:
    Q1 $2.098 MM (already shipped)
    Q2 $0.951 MM (already shipped)
    Q3 $2.283 MM (existing F/C of $1,425MM + new orders $0.858MM)
    Q4 $2.268 MM (existing F/C, unchanged)
    Total $7.6 MM
  The $0.858MM of new orders for Q3 to include orders from the "short and narrow" inventory list
  To the extent that new products, such as VK-85, VK-15 or VK-Secure are not available for shipment in Q3 or Q4 as per the current F/C, GMX will order released products instead. STI shall endeavor to have the new products available on a best efforts basis.
  Payment terms for the Q3 shipments will be:
    15 days net for VKI and HOI
    60 days net for VK Inc and HOD.
  If VKI or VK Inc. will be successful in securing additional, significant orders (e.g. Starbucks or the D.O.D. Contract), GMX and STI will discuss again how this will impact the minimum Purchase Order quantity for 2003 (and 2004)
  The minimum amount of Product for 2004 ($15.25MM per the Supply Agreement) will be determined at a later date, based on a more accurate estimate of the final 2003 performance. The minimum amount of Product for 2004 will reflect a reasonable growth with respect to 2003 (less extraordinary projects like DOD contract should it come about), taking into account recovery from Force Majeure factors , the addition of new products (VK-85, VK-15 and VK-Secure),general growth of the product line, progress in product durability improvements to facilitate and maintain product sales in key areas as well as STI's resolute defense of any infringement upon its patents with respect to the Product. It is expected that a meeting will be held in late October, early November to agree on the minimum amount of Product for 2004.

Can you please sign and date this letter below and return a copy to my attention as a confirmation and agreement of our understanding.

Best regards,

Sicco W.T. Westra

VP Business Development

Southwall Technologies Inc

Read and agreed,

Andrew Kwan

Director

Globamatrix Holdings Pte. Ltd